UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 4, 2013

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

745 Atlantic Avenue, Boston, Massachusetts	02111
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2013, Iron Mountain Incorporated (the “Company”) and Brian P. McKeon, the Company’s Executive Vice President and Chief Financial Officer, mutually agreed that Mr. McKeon would step down as the Company’s Executive Vice President and Chief Financial Officer to pursue other opportunities.  Mr. McKeon will step down as the Company’s Executive Vice President and Chief Financial Officer effective October 31, 2013, but will remain with the Company through December 31, 2013 for transition purposes. The Company has entered into a separation agreement with Mr. McKeon and Mr. McKeon will be entitled to be paid the benefits under the Company’s plans, including without limitation, the Iron Mountain Companies Severance Plan and Severance Program Number 1, which are described under “Termination and Change of Control Arrangements” in the Company’s proxy statement filed with the Securities and Exchange Commission on April 24, 2013.  The separation agreement between the Company and Mr. McKeon contains substantially the same rights and obligations as are provided for in such plans, except that Mr. McKeon also will have an additional 120 days to exercise his stock options.

Effective November 1, 2013, Roderick Day, Senior Vice President and Chief Financial Officer, Iron Mountain International, will serve as the Company’s acting Chief Financial Officer while the Company considers both internal and external candidates for the Chief Financial Officer role. In such capacity, Mr. Day will also serve as the Company’s principal accounting officer.  Mr. Day, 49, has been with the company since July 2008, when he was hired as Chief Financial Officer, Iron Mountain Europe.  Mr. Day held that position until December 2009, when he began serving as Senior Vice President and Chief Financial Officer, Iron Mountain International.  Mr. Day has a degree in Economics from Cambridge University and an MBA from London Business School. Mr. Day has no family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Day has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

	By:	/s/ Ernest W. Cloutier
	Name:	Ernest W. Cloutier
	Title:	Executive Vice President and General Counsel

Date: October 10, 2013